Exhibit 99.3

Explanation of Non-GAAP Financial Measures

The measures entitled tangible common equity to tangible assets ratio, tangible common equity to risk-weighted assets ratio, core deposits, core deposits excluding time deposits, net interest margin excluding the negative impact of non-performing assets, pre-tax, pre-credit costs income, non-interest expense excluding credit costs and other non-recurring items, and fundamental non-interest expense are not measures recognized under U.S. generally accepted accounting principles (GAAP), and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are the ratio of total shareholders’ equity to total assets, total deposits, net interest margin, loss before income taxes, and total non-interest expense, respectively.

Management uses these non-GAAP measures to assess the performance of Synovus’ core business and its capital position. Synovus believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist investors in evaluating Synovus’ capital strength and the performance of its core business. These non-GAAP financial measures should not be considered as substitutes for the ratio of total shareholders’ equity to total assets, total deposits, net interest margin, loss before income taxes, or total non-interest expense determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies. Total risk-weighted assets is a required measure used by banks and financial institutions in reporting regulatory capital and regulatory capital ratios to Federal and state regulatory agencies. The tangible common equity to tangible assets ratio and the tangible common equity to risk-weighted assets ratio are used by management and investment analysts to assess the strength of Synovus’ capital position. Core deposits and core deposits excluding time deposits are measures used by management to evaluate organic growth of deposits and the quality of deposits as a funding source. Net interest margin excluding the negative impact of non-performing assets is a measure used by management to measure net interest margin exclusive of the impact of non-performing assets and associated net interest charge-offs. Pre-tax, pre-credit costs income is a measure used by management to evaluate core operating results exclusive of credit costs as well as certain non-core expenses such as goodwill impairment charges, severance charges, net litigation contingency expense (recovery), and the gain on sale of Visa shares. Non-interest expense excluding credit costs and other non-recurring items is a measure used by management to evaluate core non-interest expense exclusive of other credit costs, severance charges, net litigation (expense) recovery, and goodwill impairment charges (i.e., excluding components of non-interest expense which are also excluded in the computation of pre-tax, pre-credit costs income). Fundamental non-interest expense is a measure used by management to evaluate core non-interest expense exclusive of other credit costs, severance charges, net litigation (expense) recovery, goodwill impairment charges, and FDIC insurance expense.

The computations of the tangible common equity to tangible assets ratio, the tangible common equity to risk-weighted assets ratio, core deposits, core deposits excluding time deposits, net interest margin excluding the negative impact of non-performing assets, pre-tax, pre-credit costs income, non-interest expense excluding credit costs and other non-recurring items, and fundamental non-interest expense, and the reconciliation of these measures to the ratio of total shareholders’ equity to total assets, total deposits, net interest margin, loss before income taxes, and total non-interest expense are set forth in the tables below:

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

	3Q10	2Q10	1Q10	4Q09	3Q09
Tangible Common Equity to Tangible Assets Ratio
Total risk-weighted assets	$23,676,957	24,603,856	25,767,271	26,781,973	28,377,624
Total assets	$30,954,761	32,382,340	32,439,438	32,831,418	34,610,480
Less: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(39,280)
Less: Other intangible assets, net	(13,463)	(14,505)	(15,556)	(16,649)	(17,775)

Tangible assets	$30,916,867	32,343,404	32,399,451	32,790,338	34,553,425

Total shareholders’ equity	$3,216,066	3,423,932	2,616,743	2,851,041	3,136,660
Less: Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(39,280)
Less: Other intangible assets, net	(13,463)	(14,505)	(15,556)	(16,649)	(17,775)
Less: Cumulative perpetual preferred stock	(934,991)	(932,695)	(930,433)	(928,207)	(926,014)

Tangible common equity	$2,243,181	2,452,301	1,646,323	1,881,754	2,153,591

Total shareholders’ equity to total assets ratio (1)	10.39%	10.57	8.07	8.68	9.06
Tangible common equity to tangible assets ratio	7.26	7.58	5.08	5.74	6.23
Tangible common equity to risk-weighted assets ratio	9.47	9.97	6.39	7.03	7.58

Core Deposits and Core Deposits Excluding Time Deposits
Total deposits	$25,236,225	26,257,563	27,180,048	27,433,533	28,054,191
Less: National market brokered deposits	(3,549,175)	(4,175,762)	(4,642,345)	(5,039,328)	(5,639,336)

Core deposits	21,687,050	22,081,801	22,537,703	22,394,205	22,414,855
Less: Time deposits	(6,482,521)	(6,971,056)	(7,384,005)	(7,597,738)	(8,091,021)

Core deposits excluding time deposits	$15,204,529	15,110,745	15,153,698	14,796,467	14,323,834

(1)	Total shareholders’ equity less preferred stock divided by total assets

Reconciliation of Non-GAAP Financial Measures

(dollars in thousands)

	3Q10	2Q10	1Q10	4Q09	3Q09
Net Interest Margin Excluding the Negative Impact of Non-performing Assets
Average earning assets (2)	$29,397,980	30,133,553	29,816,791	31,402,913	31,556,544
Net interest income (taxable equivalent)	$246,547	251,095	249,978	257,058	255,850
Add: Negative impact of non-performing assets on net interest income (3)	22,336	24,383	27,863	30,102	32,951

Net interest income excluding the negative impact of non-performing assets	$268,883	275,478	277,841	287,160	288,801

Net interest margin	3.33%	3.34	3.39	3.25	3.22
Add: Negative impact of non-performing assets on net interest margin	0.30	0.33	0.38	0.38	0.42

Net interest margin excluding the negative impact of non-performing assets	3.63%	3.67	3.77	3.63	3.64

Pre-tax, Pre-credit Costs Income
Loss before income taxes	$(180,807)	(233,632)	(275,180)	(243,929)	(472,476)
Add: Provision for losses on loans	239,020	298,904	340,948	387,114	496,522
Add: Other credit costs	61,870	53,689	53,562	40,659	109,739
Add: Goodwill impairment	—	—	—	14,849	—
Add (subtract): Severance charges	2,520	—	—	(347)	(413)
(Subtract) add: Net litigation contingency expense (recovery)	—	—	—	(2,374)	6,433
Less: Gain on sale of Visa shares	—	—	—	(51,900)	—

Pre-tax, pre-credit costs income	$122,603	118,961	119,330	144,072	139,805

Non-interest Expense Excluding Credit Costs and Other Non-recurring Items, and Fundamental Non-interest Expense
Total non-interest expense	$269,011	258,762	252,797	249,493	316,820
Less: Other credit costs	(61,870)	(53,389)	(53,562)	(40,659)	(109,739)
(Subtract) add: Severance charges	(2,520)	—	—	347	413
Add (subtract): Net litigation contingency (expense) recovery	—	—	—	2,374	(6,433)
Less: Goodwill impairment	—	—	—	(14,849)	—

Non-interest expense excluding credit costs and other non-recurring items	204,621	205,073	199,235	196,706	201,061
Less: FDIC insurance expense	(15,492)	(18,064)	(16,555)	(16,675)	(14,191)

Fundamental non-interest expense	$189,129	187,009	182,680	180,031	186,870

(2)	Quarterly average balance
(3)	Represents pro forma interest income on non-performing loans at current commercial loan portfolio yield, carrying cost of ORE, and net interest charge-offs on loans recognized during the quarter
(4)	Other credit costs consist primarily of losses on ORE, reserve for unfunded commitments, and charges related to impaired loans held for sale